Exhibit 2.3

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK

OF

Angel Studios 010, Inc.

a Delaware corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Angel Studios 010, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby file this Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock and DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series A Convertible Preferred Stock, as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 1,000 shares of common stock, $0.00001 par value per share (the “Common Stock”) and 5,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”), and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated December 16, 2024, the Board of Directors designated 5,000,000 shares of the Preferred Stock as Series A Preferred Stock, par value $0.00001 per share (the “Series A Stock”), pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES A PREFERRED STOCK

Section 1.             Powers and Rights of Series A Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series A Preferred Stock, par value $0.00001 per share, of the Corporation (the “Series A Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series A Preferred Stock (this “Certificate of Designations”). For purposes hereon, a holder of a share or shares of Series A Stock, with respect to their rights as related to the Series A Stock, shall be referred to as a “Series A Holder”.

Section 2.             Number and Stated Value. The number of authorized shares of Series A Stock is 5,000,000 shares. Each share of Series A Stock shall have a stated value of $1.20 (as the same may be adjusted herein, the “Stated Value”).

Section 3.              Payment Amount. The Stated Value, to the extent unpaid and as existing at any time, is referred to as the “Series A Payment Amount”.

Section 4.              Payments for Series A Stock; No Other Participation.

(a)	Payments. The Corporation may, in the event that the Board of Directors of the Corporation (the “Board”), in its sole discretion, deems that the Corporation has sufficient funds available to make a dividend payment to the Series A Stock, make one or more payments of dividends on the Series A Stock in such amounts and such times as the Board may determine (each, a “Series A Dividend”). Each Series A Dividend shall operate to reduce the amount of the Series A Payment Amount then applicable. All Series A Dividends shall be paid pro-rata to all shares of Series A Stock then issued and outstanding.

(b)	Liquidation Payment. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below) the holders of shares of Series A Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event, or out of the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board, as applicable, before any payment shall be made to the holders of common stock, par value $0.00001 per share, of the Corporation (the “Common Stock”) by reason of their ownership thereof, an amount per share equal to the then-applicable Series A Payment Amount. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Stock the full remaining Series A Payment Amount to which they shall be entitled under this Section 4(b), the holders of shares of Series A Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the share of Series A Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. All payments made to the Series A Stock pursuant to this Section 4(b) shall be paid pro-rata to all shares of Series A Stock then issued and outstanding.

(c)	No Participation. Other than as specifically set forth herein, the Series A Stock shall not participate in any payments to be paid to the Common Stock or on any other payments on any other shares of stock of the Corporation.

(d)	Deemed Liquidation Events.

(i)	Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A Stock elect otherwise by written notice sent to the Corporation at least 5 days prior to the effective date of any such event:

(A)	a merger or consolidation in which the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation; except any such merger or consolidation involving the Corporation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(B)	the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)	Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Deemed Liquidation Event shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board.

(iii)	Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the transaction agreement related to such Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 4 and the Certificate of Incorporation of the Corporation as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 4 and the Certificate of Incorporation of the Corporation after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 4(d)(iii), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

(e)	Deemed Redemption. Upon full payment of the Series A Payment Amount, for any reason or through any method herein, all of the shares of Series A Stock shall be deemed automatically redeemed in return for such payment(s), and shall be automatically returned to the Corporation and shall constitute authorized and unissued shares of Series A Stock.

(f)	No Payments on Other Shares. Until the Series A Payment Amount has been paid in full and therefore the Series A Stock has been redeemed as set forth in Section 4(e), the Corporation shall not pay any dividends or make any distributions to any of the other classes of stock of the Corporation, except as other may be required by applicable law.

Section 5.              Corporation Optional Redemption. At any time following the date of the issuance of any shares of Series A Stock, the Corporation may elect, in the sole discretion of the Board, to redeem some, certain, or all, of the Series A Stock then issued and outstanding from the applicable Series A Holders (a “Corporation Optional Redemption”), and such Corporation Optional Redemption need not be consummated pro rata amongst all of the Series A Holder. A Corporation Optional Redemption shall be consummated at a redemption price equal to the equal to the then-applicable Series A Payment Amount with respect to the shares of Series A Stock then being redeemed. The Corporation shall provide notice of any Corporation Optional Redemption to the Series A Holder(s) from whom the Corporation elects to complete a Corporation Optional Redemptions within 5 Business Days of the determination of the Board to consummate the applicable Corporation Optional Redemption, and thereafter such Corporation Optional Redemption shall be completed within ten days of the delivery of such notice, and at such time the Corporation shall deliver to the applicable Series A Holder(s) valid funds in the amount of the total redemption price as calculated in good faith by the Corporation. Each Series A Holder agrees to execute and deliver to the Corporation such instruments and documents, and to take such actions, as reasonably required to consummate the Corporation Optional Redemption. For the avoidance of doubt, none of the other provisions of this Certificate of Designations shall limit the power of the Corporation to utilize funds of the Corporation to complete any one or more Corporation Optional Redemptions.

Section 6.              No Conversion. The Series A Stock shall not be convertible into any other shares of stock of the Corporation.

Section 7.             Vote. Other than as set forth in Section 8 or as may be required by applicable law, the Series A Stock shall not have any voting rights or any voting power, and shall no right to vote on any matter submitted to the holders of the Common Stock, or any class thereof, or any other class of stock of the Corporation, for a vote.

Section 8.            Amendment and Protective Provisions. The Corporation may not, and shall not, amend or repeal this Certificate of Designations in any manner that would be material and adverse to the Series A Holders without the prior written consent of Series A Holders holding a majority of the Series A Stock then issued and outstanding, in which vote each share of Series A Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series A Holders, and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 9.              Miscellaneous.

(a)	Legend. Any certificates representing the Series A Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b)	Lost or Mutilated Series A Stock Certificate. If the certificate for the Series A Stock held by the Series A Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series A Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c)	Interpretation. If a Series A Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d)	Waiver. Any waiver by the Corporation or a Series A Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or a Series A Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

Section 10.          Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

***

IN WITNESS WHEREOF, Angel Studios 010, Inc. has caused this Certificate of Designations to be signed by a duly authorized officer on this 30th day of January 2025.

Angel Studios 010, Inc.

/s/ Patrick Reilly
Name:	Patrick Reilly
Title:	Chief Executive Officer

ANGEL STUDIOS 010, INC.

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Angel Studios 010, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the original Certificate of Designation of the Series A Preferred Stock (the “Series A Preferred Stock”) was originally filed with the Secretary of State of Delaware on January 30, 2025 (the “Certificate of Designation”).

SECOND: That the Board of Directors of the Corporation, by unanimous written consent executed as of February 20, 2025, duly adopted a resolution authorizing and directing that the Certificate of Designation be amended, and declaring said amendments to be advisable, which resolutions are as follows:

RESOLVED, that Section 2 of Article Second of the Certificate of Designation be amended and restated in its entirety as follows:

“Section 2. Number and Stated Value. The number of authorized shares of Series A Stock is 10,000,000. Each share of Series A Stock shall have a stated value of $1.15 (as the same may be adjusted herein, the “Stated Value”.”

THIRD: That there are no currently issued and outstanding shares of Series A Preferred Stock of the Corporation and none will be issued subject to the Certificate of Designation previously filed with respect to the Series A Preferred Stock. Accordingly, said proposed amendment has been duly adopted in accordance with the applicable provisions of Section 141 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Designation to be executed as of February 20, 2025.

ANGEL STUDIOS 010, INC.

By:	/s/ Patrick Reilly
Patrick Reilly
Chief Executive Officer

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